UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/30/2016

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2016, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”) announced that it had entered into an employment agreement with Gunnar Wiedenfels, dated as of October 3, 2016, to serve as its Chief Financial Officer (the “Employment Agreement”). The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Mr. Wiedenfels’ employment is conditioned upon (a) Mr. Wiedenfels receiving authorization to work for DCL in the United States, or for a DCL subsidiary in London, England, if DCL should so designate in writing, during the period in which Mr. Wiedenfels is awaiting work authorization in the United States; and (ii) Mr. Wiedenfels being released by his current employer in circumstances that permit him to undertake employment by DCL. If these conditions are satisfied, Mr. Wiedenfels shall commence employment with DCL on a mutually agreed date, but no later than April 1, 2017.

Mr. Wiedenfels joins DCL following seven years in management roles at ProSiebenSat.1 Media SE (“ProSieben”) in Unterfohring, Germany. Mr. Wiedenfels served as Chief Financial Officer of ProSieben starting in 2015. Prior to that, he served as Deputy Chief Financial Officer from 2014 to 2015 and served as Chief Group Controller from 2013 to 2015. Previously, he served as Deputy Group Controller, responsible for group-wide budget planning, budget controlling, and management reporting and as Chief Financial Officer National, where he had commercial responsibility for the group's German-speaking free TV segment. Before this, he worked as a management consultant and engagement manager at McKinsey & Company.

Pursuant to the Employment Agreement, Mr. Wiedenfels will serve as the Company’s Chief Financial Officer. The term of the Employment Agreement is effective as of the date the conditions specified above are satisfied (the “Start Date”) and ends on the fourth anniversary of that date. The parties may agree to renew the Employment Agreement. If the Company desires to renew the Employment Agreement, the Company must notify Mr. Wiedenfels to that effect, in writing, no later than 120 days prior to the end of the term of the Employment Agreement. If the Company does not make a Qualifying Renewal Offer, Mr. Wiedenfels will be eligible for severance payments in connection with his termination. If the Company does make a Qualifying Renewal Offer and Mr. Wiedenfels declines the offer, Mr. Wiedenfels will not be eligible for severance payments, but will be eligible for a noncompetition payment. A “Qualifying Renewal Offer” is an offer to renew the Employment Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect at the end of the term of employment and with other material terms that are as favorable in the aggregate as the material terms of the Employment Agreement.

Mr. Wiedenfels’ base salary will be $1.1 million, effective on the Start Date. Beginning in 2018, future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees. Mr. Wiedenfels’ annual incentive compensation plan target amount will equal 120% of his base salary. If the Start Date is after January 1, 2017, Mr. Wiedenfels’ bonus for 2017 will be prorated based on the number of days of employment in 2017. There is no guaranteed bonus amount. Mr. Wiedenfels will also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices. Within 60 days of Mr. Wiedenfels’ Start Date, Mr. Wiedenfels will be recommended to be granted an award of restricted stock units (“RSUs”) with a target value of $1.25 million, subject to approval by the Compensation Committee of the Board of Directors of the Company. The RSUs will vest 50% on each of the second and third anniversary of grant. Mr. Wiedenfels will also be recommended to be granted an award of non-qualified stock options with a target value of $1.25 million. The options will vest in four equal installments commencing on the first anniversary of grant and will expire seven years after grant. The exercise price of the options will be the closing price of the Company’s Series A common stock on the date prior to grant. Mr. Wiedenfels will not be considered for an equity grant in DCL’s 2017 annual equity review, but will be considered for annual equity awards in accordance with the DCL’s standard practices and procedures for awards to senior executives beginning in 2018.
Mr. Wiedenfels is also eligible for benefits under the Company's international permanent relocation policy for executives at his job level, for the relocation of Mr. Wiedenfels and his immediate family from Germany to New York. DCL will make a one-time sign on bonus of $200,500, less required withholdings to Mr. Wiedenfels within 30 days of the Start Date, and will make a special contribution to the Discovery Communications Supplemental Deferred Compensation Plan in the amount of $1,000,000 (the “Special SRP Contribution”) within 30 days of Mr. Wiedenfels beginning work in the United States. This Special SRP Contribution will vest in four equal annual installments beginning on the first anniversary of the Start Date.
Mr. Wiedenfels’ employment may be terminated for Cause. “Cause” means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Wiedenfels’ employment with DCL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) improper conduct substantially prejudicial to DCL’s business; (e) willful unauthorized disclosure or use of DCL confidential information; (f) material improper destruction of DCL property; or (g) willful misconduct in connection with the performance of Mr. Wiedenfels’ duties. If Mr. Wiedenfels’ employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. In the event that Mr. Wiedenfels materially neglects his duties to DCL, DCL shall so notify him in writing and with reasonable specificity of the grounds for the breach. Mr. Wiedenfels will be afforded a one-time-only opportunity to cure the breach within 30 days of receipt of this notice. If no cure is achieved within this time period, or if Mr. Wiedenfels engages in the same breach a second time after being given opportunity to cure, DCL may terminate this Employment Agreement by written notice to Mr. Wiedenfels, which termination would be treated as a termination for Cause.

If Mr. Wiedenfels’ employment is terminated by DCL without Cause (as defined above) or by Mr. Wiedenfels for Good Reason (or, as described above, results from DCL’s failure to make a Qualifying Renewal Offer), DCL will make the following severance payments: (a) current salary, payable on regular Company paydays, for the longest of (i) the balance of the term of employment under the Employment Agreement, (ii) 12 months, or (iii) the number of weeks of severance Mr. Wiedenfels would otherwise have been entitled to under the Company’s severance plan; (b) the full, unprorated bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics); (c) DCL will reimburse Mr. Wiedenfels for up to 18 months of continued health coverage under the applicable DCL medical plan pursuant to COBRA, however, if the balance of the term of employment is greater than 18 months, then at the end of the initial 18-month period, DCL shall pay Mr. Wiedenfels an amount equivalent to the then-current COBRA premium for the number of additional months in the term of employment; (d) the Special SRP Contribution shall vest upon the execution of a release in favor of DCL; and (e) DCL shall provide Mr. Wiedenfels and his family with repatriation benefits to return them to Germany. In certain cases in which Mr. Wiedenfels is relieved of all work responsibilities for some period of time prior to the effective date of his termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Mr. Wiedenfels.

“Good Reason” means (a) a material reduction in Mr. Wiedenfels’ duties or responsibilities; (b) a material change in the location of the office where Mr. Wiedenfels works (i.e., relocation outside the New York, NY metropolitan area), provided that if Mr. Wiedenfels is employed in London, England before relocated to New York, a change in work location from London to New York shall not constitute a Good Reason; (c) a material breach of the Employment Agreement by DCL; (d) a change in the position to which Mr. Wiedenfels reports (other than a change to report to the Chairman of the Board of Directors or to the Board of Directors); or (e) the failure to make the sign-on equity awards. Mr. Wiedenfels must provide the Company with notice of the event constituting Good Reason within 60 days of it having occurred and must allow the Company 30 days to cure. Mr. Wiedenfels must terminate his employment within five days following the expiration of the Company’s cure period on account of Good Reason, or such right to terminate shall be deemed waived. These severance amounts are contingent on Mr. Wiedenfels executing a release in favor of DCL. Additionally, if Mr. Wiedenfels secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, DCL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Wiedenfels receives for those services.   The Employment Agreement also contains a non-competition covenant and non-solicitation clauses effective during Mr. Wiedenfels’ employment with DCL and for a period of 12 months after the conclusion of Mr. Wiedenfels’ employment. If Mr. Wiedenfels ceases to comply with the non-competition clauses in the Employment Agreement, the non-competition related payments described below, as well as any severance payments, would be terminated.

If the Company makes a Qualifying Renewal Offer to renew the Employment Agreement and Mr. Wiedenfels declines the renewal, Mr. Wiedenfels would be eligible for a payment of 50% of his base salary for the 12 months following the termination of the agreement. This payment would be contingent upon Mr. Wiedenfels’ continued compliance with the non-competition covenants in the Employment Agreement and executing a release in form satisfactory to the Company.

Employment Agreement Amendment with Andrew Warren

On September 30, 2016, DCL entered into an amendment (the “Warren Amendment”) to its employment agreement with its Chief Financial Officer, Andrew Warren, dated as of September 18, 2014 (the “Warren Employment Agreement”). The termination date of the Warren Employment Agreement was extended to February 28, 2017 and Mr. Warren’s base salary was increased to $1,210,250, with retroactive effect as of February 22, 2016. Mr. Warren will be eligible for his annual bonus with respect to 2016 performance, and the amount of his bonus will be no less than the median of the 2016 annual bonus payouts for DCL’s other executive officers who are direct reports to the Chief Executive Officer. Pursuant to the Warren Amendment, Mr. Warren will also be eligible for a Prorated Bonus for 2017, as provided in the Warren Employment Agreement. The Warren Amendment also eliminates the offset requirement for any Severance Payment, as defined in the Warrant Employment Agreement.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated October 4, 2016

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: October 4, 2016	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 4, 2016